Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Ashley Johnson, Media Relations    Jill Cuthbertson, Investor Relations
(800) 775-7290        (972) 980-9917

BRINKER INTERNATIONAL ADDS ELAINE BOLTZ TO BOARD OF DIRECTORS

DALLAS (Feb. 5, 2015) - Brinker International, Inc. (NYSE: EAT), a recognized leader in casual dining, announces the election of Elaine L. Boltz to its Board of Directors.

Boltz currently serves as Senior Vice President, E-Commerce, for The TJX Companies, Inc., the leading off-price retailer of apparel and home fashions in the United States and worldwide, which operates retail brands such as T.J. Maxx and Marshalls. Prior to her role at TJX, Boltz worked with The Boston Consulting Group, ANN Inc., and Chico’s FAS, Inc.

“Elaine’s passion for direct and digital branding in the retail space as well as her extensive career working in multi-site retail and consumer service environments makes her a great addition to our Board of Directors,” said Joe DePinto, Chairman of the Board of Brinker International.

“Elaine is highly attuned to the dynamics between guests and brands and is considered a thought leader in digital and retail,” added Wyman Roberts, CEO and President of Brinker International and President of Chili’s Grill & Bar. “We look forward to her guidance as we continue to move Brinker to the next level.”

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of Dec. 24, 2014, Brinker owned, operated or franchised 1,634 restaurants under the names Chili's® Grill & Bar (1,585 restaurants) and Maggiano's Little Italy® (49 restaurants).

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